Exhibit 99.1

Active Power Reports Third Quarter 2009 Results

Revenues Increase 29% Over Previous Quarter Driven

by Sales of PowerHouse

AUSTIN, Texas (Oct. 23, 2009) – Active Power, Inc. (NASDAQ: ACPW) announced results for its third quarter ended Sept. 30, 2009.

Revenue for the quarter increased 29% to $8.5 million from $6.6 million in the previous quarter and decreased 31% from $12.4 million in the same period last year.

For the nine-month period ended Sept. 30, 2009, revenue decreased 2% to $26.3 million from the same period in 2008.

For the quarter, net loss was $3.0 million, or $0.04 per share compared to a net loss of $3.5 million or $0.06 per share in the previous quarter and a net loss of $4.1 million, or $0.07 per share in the same period a year ago.

The gross profit margin in the third quarter of 2009 was 22%, which was unchanged from the previous quarter. This compares to a gross profit margin of 9% in the third quarter of 2008.

Cash and investments totaled $8.0 million at Sept. 30, 2009, compared to $11.7 million at June 30, 2009. The decrease of $3.7 million during the quarter includes $1.4 million of increased inventory levels.

“We are cautiously optimistic about the improvement in revenue we experienced this quarter,” said Jim Clishem, president and CEO, Active Power. “We are beginning to see customers execute on their infrastructure plans, which is a positive sign for Active Power. In fact, we recorded more than $15 million in bookings since July 2009 including additional orders for PowerHouse. Efforts to broaden our sales channels and propagate messaging around our key product differentiators – energy efficiency, reliability and green – position Active Power as an attractive and compelling alternative to conventional technologies.”

Highlights for Third Quarter 2009

•	Increased total revenues by 29% over second quarter of 2009 while maintaining gross margins at 22%

•	Revenue from direct channels increased 87% compared to the second quarter of 2009, primarily driven by growth in Europe

•	Announced multiple orders in excess of $5 million for PowerHouse product sales

•	PowerHouse revenues represented approximately 22% of revenue for the third quarter

•	Increased service revenue by 12% compared to the second quarter of 2009, providing both increasing margin contribution and valuable annuity revenue, a benefit of direct sales initiatives

•	Received and shipped orders for 56 flywheels to 21 countries, resulting in domestic revenues of 40% versus 60% international

•	Reduced quarterly net loss by 28% to $3.0 million from $4.1 million loss in third quarter of 2008 and by 15% from $3.5 million loss in second quarter of 2009

•

Secured product listing on The Carbon Trust Energy Technology List which is managed by UK government, providing 100% first year capital allowance on customer’s UPS (uninterruptible power supply) investment against taxable profits – only UPS product currently listed

•

Published whitepaper comparing energy efficiency differences among the most common UPS topologies in both the lab setting and actual field tests. Analysis concludes flywheel based UPS technology achieves higher efficiencies as compared to conventional systems across all load factors.

•	Secured repeat order from Data Cave, Inc., a U.S. collocation datacenter facility for additional flywheel modules, with a total deployment of 2.4 megawatts of CleanSource UPS systems

Outlook

Active Power expects fourth quarter 2009 revenues to range between $12 million and $15 million and fiscal 2009 revenues to be between $38 million and $41 million.

Conference Call Details

Active Power will host a conference call today, Friday, Oct. 23, 2009, at 11:00 a.m. (ET), to further review third quarter 2009 results. Interested parties can listen via Web cast by clicking here. A replay of the Web cast will be available until Nov. 6, 2009. Investors may access the live broadcast and replay via Active Power’s Web site at www.activepower.com.

About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that involve risks and uncertainties, including statements relating to Active Power’s current expectations of operating results for the third quarter of 2009, its future operating results and customers current intentions. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, the completion of the accounting close and review of the third quarter financial results and the completion of an audit of the fiscal year 2009 financial results. Specific risks and uncertainties include the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty, risks related to our international operations, and product performance and quality issues. Please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the most recent year ended December 31 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed since such year ended, for more information on the risk factors that could cause actual results to differ. Active Power assumes no obligation to update any forward- looking statements or information which are in effect as of their respective dates.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
John Penver	Lee Higgins
Chief Financial Officer	Public Relations Manager
512-744-9234	512-744-9488
jpenver@activepower.com	lhiggins@activepower.com

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ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	Sept. 30 2009	December 31 2008
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$8,033	$10,468
Short-term investments in marketable securities	—	703
Accounts receivable, net	7,051	9,450
Inventories	8,567	6,689
Prepaid expenses and other	421	470

Total current assets	24,072	27,780
Property and equipment, net	3,164	4,492
Deposits and other	416	399

Total assets	$27,652	$32,671

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$3,239	$2,414
Accrued expenses	4,488	5,425
Deferred revenue	1,409	1,490
Revolving line of credit	2,060	2,000

Total current liabilities	11,196	11,329

Long-term liabilities	567	521
Stockholders’ equity:
Common stock	66	60
Treasury stock	(59)	(59)
Additional paid-in capital	264,323	260,344
Accumulated deficit	(247,636)	(238,843)
Other accumulated comprehensive income (loss)	(805)	(681)

Total stockholders’ equity	15,889	20,821

Total liabilities and stockholders’ equity	$27,652	$32,671

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

(unaudited)

	Three Months Ended Sept 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008

Product revenue	$6,947	$10,193	$21,863	$22,033
Service and spares revenue	1,587	2,255	4,444	4,741

Total revenue	8,534	12,448	26,307	26,774

Cost of product revenue	5,751	9,515	16,874	19,937
Cost of service and spares revenue	901	1,810	2,814	3,989

Total cost of revenue	6,652	11,325	19,688	23,926

Gross profit	1,882	1,123	6,619	2,848

Operating expenses:
Research and development	1,095	1,197	3,254	3,903
Selling and marketing	2,572	2,795	8,562	8,800
General & administrative	1,201	1,317	3,517	3,685

Total operating expenses	4,868	5,309	15,333	16,388

Operating loss	(2,986)	(4,186)	(8,714)	(13,540)

Interest income (expense)	(20)	68	(48)	322
Other income (expense)	46	3	(31)	207

Net loss	$(2,960)	$(4,115)	$(8,793)	$(13,011)

Net loss per share, basic & diluted	$(0.04)	$(0.07)	$(0.14)	$(0.22)
Shares used in computing net loss per share, basic & diluted	66,316	60,124	63,020	60,124

Comprehensive loss:
Net loss	$(2,960)	$(4,115)	$(8,793)	$(13,011)
Translation loss on subsidiaries in foreign currencies	(359)	(501)	(124)	(179)
Unrealized gain (loss) on investments in marketable securities	(2)	(4)	—	(6)

Comprehensive loss	$(3,321)	$(4,620)	$(8,917)	$(13,196)